Exhibit 10.1

Eclipse Resources Corporation

$550,000,000 8.875% Senior Notes due 2023

PURCHASE AGREEMENT

June 19, 2015

DEUTSCHE BANK SECURITIES INC.

as Representative of the several Initial Purchasers

listed on Schedule I hereto

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Eclipse Resources Corporation, a Delaware corporation (the “Company”), and the guarantors listed in Schedule II hereto (the “Guarantors”), hereby confirm their agreement with you as representative (the “Representative”) of the several initial purchasers listed on Schedule I hereto (the “Initial Purchasers”), as set forth below. The Company and the Guarantors are referred to collectively herein as the “Eclipse Entities.”

Section 1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers $550,000,000 aggregate principal amount of its 8.875% Senior Notes due 2023 (the “Notes”). The Notes are to be issued under an indenture (the “Indenture”) to be dated as of July 6, 2015, among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).

The Notes will be guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors (the “Guarantees”). As used herein, the term “Notes” shall include the Guarantees thereof by the Guarantors, unless the context otherwise requires. The Notes will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on one or more exemptions therefrom.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated June 12, 2015, (the “Preliminary Memorandum”). As used herein, “Pricing Disclosure Package” shall mean the Preliminary Memorandum, as supplemented or amended by the written communications listed on Annex A hereto in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Notes at or prior to 3:00 P.M., Eastern time, on June 19, 2015 (the “Time of Execution”). Promptly after the Time of Execution and in any event no later than the second business day following the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum (the “Final Memorandum”), which will consist of the Preliminary Memorandum with such changes therein as are required to reflect the information contained in the amendments or supplements listed on Annex A hereto. The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package, the Final Memorandum and the Recorded Road Show (defined below) in connection with the offer and sale of the Notes by the Initial Purchasers.

References herein to the Preliminary Memorandum, the Pricing Disclosure Package and the Final Memorandum shall be deemed to refer to and include any document incorporated by reference therein prior to the Time of Execution and any reference to “amend,” “amendment” or “supplement” with respect to the Preliminary Memorandum, the Pricing Disclosure Package or the Final Memorandum shall be deemed to refer to and include any documents filed with the Commission after the Time of Execution and incorporated by reference therein.

The Initial Purchasers and their direct and indirect transferees of the Notes will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Annex B (the “Registration Rights Agreement”), pursuant to which the Eclipse Entities will agree, among other things, to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement) under the Act.

Section 2. Representations and Warranties. As of the Time of Execution and at the Closing Date (as defined in Section 3 below), the Eclipse Entities, jointly and severally, represent and warrant to and agree with each of the Initial Purchasers as follows (references in this Section 2 to the “Offering Memorandum” are to (i) the Pricing Disclosure Package in the case of representations and warranties made as of the Time of Execution and (ii) both the Pricing Disclosure Package and the Final Memorandum in the case of representations and warranties made at the Closing Date):

(a) Preliminary Memorandum, Pricing Disclosure Package and Final Memorandum. The Preliminary Memorandum, on the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Time of Execution, the Pricing Disclosure Package does not, and on the Closing Date will not, and the Final Memorandum as of its date and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Eclipse Entities make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum, the Pricing Disclosure Package or Final Memorandum, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein. The Eclipse Entities (including their agents and representatives, other than the Initial Purchasers in their capacity as such and the Representative) have not distributed or referred to and will not distribute or refer to any written communication (as defined in Rule 405 of the Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Company or its agents and representatives (other than the Pricing Disclosure Package and Final Memorandum) an “Issuer Written Communication”) other than the Pricing Disclosure Package, the Final Memorandum, the recorded electronic road show made available to investors (the “Recorded Road Show”) and any other written communication approved in writing in advance by the Representative. Any information in an Issuer Written Communication that is not otherwise included in the Pricing Disclosure Package and the Final Memorandum does not conflict with the Pricing Disclosure Package or the Final Memorandum and each Issuer Written Communication, when taken together with the Pricing Disclosure Package, does not at the Time of Execution, and when taken together with the Final Memorandum at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Eclipse Entities make no representation or warranty as to the information contained in or omitted from an Issuer Written Communication in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein.

(b) Incorporated Documents. The documents incorporated by reference in the Offering Memorandum, when filed with the Commission, conformed in all material respects to the requirements of the Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Organization and Good Standing. Schedule II attached hereto lists each subsidiary of the Company. Each of the Eclipse Entities has been duly incorporated, organized or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has corporate, partnership or limited liability company power and authority, as applicable, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Offering Memorandum, and is duly qualified to do business as a corporation, limited partnership or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), prospects, earnings, business, operations or properties of the Eclipse Entities, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(d) Ownership of Guarantors. The Company owns, directly or indirectly, and at the Closing will own, directly or indirectly, all of the issued and outstanding limited liability company interests or partnership interests, as applicable, in each of the Guarantors; such limited liability company interests or partnership interests have been duly authorized and validly issued in accordance with the limited liability company agreement or partnership agreement, as applicable, of each Guarantor (as the same may be amended or restated, the “Guarantor Organizational Documents”) and are fully paid (to the extent required under the applicable Guarantor Organizational Documents) and nonassessable (except (i) in the case of an interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (“DLLCA”), and (ii) in the case of an interest in a Delaware limited partnership, as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)); and, except as otherwise set forth in the Offering Memorandum, such limited liability company interests or partnership interests, as applicable, are owned, directly or indirectly, by the Company, free and clear of any perfected security interest or any other security interests, claims, charges, liens or encumbrances (“Liens”), except for (1) Liens under that certain Amended and Restated Credit Agreement, dated January 12, 2015, among Eclipse Resources I, LP, as borrower, Bank of Montreal, as administrative agent, and the lenders party thereto, as it may be amended or restated from time to time on or prior to the Closing Date (the “Credit Agreement”), (2) Liens created or arising under the DLLCA or DRULPA and (3) such Liens as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e) Capitalization. The Company’s authorized equity capitalization is as set forth in the Offering Memorandum. The outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Notes and, except as set forth in the Offering Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(f) Due Authorization. Each of the Eclipse Entities has all requisite corporate, partnership, or limited liability company power and authority, as applicable, to execute, deliver and perform their respective obligations under this Agreement, the Notes, the Indenture, the Exchange Notes and the Registration Rights Agreement (collectively, the “Transaction Documents”).

(g) The Notes and the Guarantees. The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have each been duly and validly authorized for issuance and sale by the Company pursuant to this Agreement and the Indenture, and, when executed by the Company, authenticated by the Trustee in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, be entitled to the benefits of the Indenture, and be enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer and preference, moratorium or other similar laws and decisions now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (iii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”). The Guarantees have been duly and validly authorized for issuance by each of the Guarantors pursuant to this Agreement and the Indenture and, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and paid for as provided herein, will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(h) The Exchange Notes and the Exchange Guarantees. On the Closing Date, the Exchange Notes will have been duly authorized for issuance by the Company and, when duly executed, authenticated, issued and delivered as contemplated by the Registration Rights Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture. On the Closing Date, the Exchange Guarantees (as defined in the Registration Rights Agreement) will have been duly and validly authorized for issuance by each of the Guarantors and, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Registration Rights Agreement, will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(i) The Indenture. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture has been duly and validly authorized by each of the Eclipse Entities and, when executed and delivered by each of the Eclipse Entities (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of each of the Eclipse Entities, enforceable against each of the Eclipse Entities in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(j) The Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by each of the Eclipse Entities and, when executed and delivered by each of the Eclipse Entities (assuming the due authorization, execution and delivery by the Initial Purchasers), will constitute a valid and legally binding agreement of each of the Eclipse Entities enforceable against each of the Eclipse Entities in accordance with its terms, except that (A) the enforcement thereof may be subject to the Enforceability Exceptions and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

(k) The Purchase Agreement. This Agreement and the consummation by each of the Eclipse Entities of the transactions contemplated hereby have been duly and validly authorized by each of the Eclipse Entities. This Agreement has been duly executed and delivered by each of the Eclipse Entities.

(l) Investment Company Act. None of the Eclipse Entities is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m) No Consents. No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for (i) the issuance and sale by the Eclipse Entities of the Notes (including, for the avoidance of doubt, the issuance by the Guarantors of the Guarantees) to the Initial Purchasers, (ii) the consummation by the Eclipse Entities of the transactions contemplated by this Agreement or any of the other Transaction Documents or (iii) the application of the proceeds from the offering as described under “Use of Proceeds” in the Offering Memorandum, except such as have been obtained, such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchasers and, with respect to the Exchange Notes (including the Exchange Guarantees), under the Securities Act, the TIA and applicable state securities laws, as contemplated by the Registration Rights Agreement. None of the Eclipse Entities is (A) in violation of its certificate of incorporation or bylaws (or similar organizational document), (B) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or (C) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(n) No Conflicts. The execution, delivery and performance by each of the Eclipse Entities of each of the Transaction Documents to which it is a party, the consummation by the Eclipse Entities of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes by the Company and the issuance of the Guarantees by the Guarantors) and the application of the proceeds from the offering as described under “Use of Proceeds” in the Offering Memorandum, will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of any of the Eclipse Entities or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof and compliance by the Initial Purchasers with the covenants set forth in such section) any statute, judgment, decree, order, rule or regulation applicable to any of the Eclipse Entities or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(o) Financial Statements. The historical consolidated financial statements and schedules of the Eclipse Entities included or incorporated by reference in the Offering Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data included or incorporated by reference in the Offering Memorandum present fairly in all material respects, on the basis stated in the Offering Memorandum, the information included or incorporated by reference therein. The pro forma financial statements incorporated by reference in the Offering Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included or incorporated by reference in the Offering Memorandum. The pro forma financial statements incorporated by reference in the Offering Memorandum comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(p) Statistical and Market Data. The statistical and market-related data included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and, where estimates are made on the basis of data derived, represent its good faith estimates that are made on the basis of data derived from such sources.

(q) Legal Proceedings. No action, suit or proceeding by or before any court or administrative or governmental agency, authority or body or any arbitrator involving any of the Eclipse Entities or their property is pending or, to the knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this

Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Offering Memorandum.

(r) No Material Adverse Effect. Except as disclosed in the Offering Memorandum, subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no Material Adverse Effect, or any development that would reasonably be expected to result in a Material Adverse Effect; (ii) the Eclipse Entities, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or to other Eclipse Entities, any of the Guarantors on any class of equity or repurchase or redemption by any of the Eclipse Entities of any class of equity.

(s) Title to Real and Personal Property. Except as disclosed in the Offering Memorandum, the Eclipse Entities have (i) defensible title to all of their oil and gas properties (including oil and gas wells, producing leasehold interests and appurtenant personal property), title investigations having been carried out by the Eclipse Entities consistent with reasonable practice in the oil and gas industry in the areas in which the Eclipse Entities operate, and (ii) good and marketable title to all other items of real property and personal property owned by them that are material to the respective businesses of each of the Eclipse Entities, in each case free from Liens (other than Liens disclosed in the Offering Memorandum) that would reasonably be expected to have a Material Adverse Effect; and except as disclosed in the Offering Memorandum, the Eclipse Entities hold all leased real and personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or proposed to be made of such property, except as would not reasonably be expected to have a Material Adverse Effect.

(t) Independent Accountants. Grant Thornton LLP, who has audited certain consolidated financial statements of the Company and issued their reports with respect to the audited financial statements incorporated by reference in the Offering Memorandum, are independent registered public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(u) Taxes. Each of the Eclipse Entities has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect, except as disclosed in the Offering Memorandum) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, except as disclosed in the Offering Memorandum.

(v) No Labor Disputes. No labor problem or dispute with the employees of any of the Eclipse Entities exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the Eclipse Entities’ principal suppliers, contractors or customers, that would have a Material Adverse Effect, except as disclosed in the Offering Memorandum.

(w) Insurance. Each of the Eclipse Entities is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring any of the Eclipse Entities or their respective businesses, assets, employees, officers and directors are in full force and effect; the Eclipse Entities are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by any of the Eclipse Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Eclipse Entities has been refused any insurance coverage sought or applied for; and none of the Eclipse Entities has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as disclosed in the Offering Memorandum.

(x) No Restrictions on Guarantors. No Guarantor is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Guarantor’s capital stock, from repaying to the Company any loans or advances to such Guarantor from the Company or from transferring any of such Guarantor’s property or assets to the Company or any other Guarantor, except (i) as described in or contemplated by the Offering Memorandum, and (ii) for those prohibitions under the Credit Agreement and the Indenture, dated as of June 26, 2013, as amended, by and among the Company and each of the Eclipse Entities party thereto and the Trustee, relating to the 12.0% Senior Unsecured PIK Notes due 2018.

(y) Licenses and Permits. The Eclipse Entities possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except as would not have a Material Adverse Effect, and no Eclipse Entity has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as disclosed in the Offering Memorandum.

(z) Title to Intellectual Property. The Eclipse Entities own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, knowhow, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) that are necessary to conduct their business as described in the Offering Memorandum, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Eclipse Entities would reasonably be expected to have a Material Adverse Effect.

(aa) Accounting Controls. Each of the Eclipse Entities (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals. The Eclipse Entities maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(bb) Disclosure Controls. The Eclipse Entities (considered as one entity) maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Eclipse Entities have carried out evaluations, with the participation of management, of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(cc) No Stabilization. Neither the Company nor any of the Guarantors has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(dd) Compliance with Environmental Laws. Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect, the Eclipse Entities are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law, except as disclosed in the Offering Memorandum (exclusive of any supplement thereto). Except as set forth in the Offering Memorandum, none of the Eclipse Entities has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ee) Review of Environmental Compliance. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Eclipse Entities, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect, except as disclosed in the Offering Memorandum (exclusive of any supplement thereto).

(ff) Compliance with ERISA. None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan that is required to be funded, determined without regard to any waiver of such obligations or extension of any amortization period that would have, individually or in the aggregate, a Material Adverse Effect; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Eclipse Entities that would have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by any of the Eclipse Entities that would have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur:

(i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Eclipse Entities compared to the amount of such contributions made in the most recently completed fiscal year of the Eclipse Entities; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Eclipse Entities compared to the amount of such obligations in the most recently completed fiscal year of the Eclipse Entities; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would have, individually or in the aggregate, a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of any of the Eclipse Entities related to their employment that would have, individually or in the aggregate, a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which any of the Eclipse Entities may have any liability.

(gg) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(hh) Compliance with Margin Rules. None of the Eclipse Entities or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Notes to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(ii) Descriptions of Transaction Documents. Each of the Transaction Documents will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(jj) Accuracy of Statements. The statements in the Offering Memorandum under the headings “Summary—Midstream Agreements,” “Summary—Recent Developments— Amended and Restated Credit Agreement,” “Business—Midstream Agreements,” “Business—Legal Proceedings,” “Business—Recent Developments—Amended and Restated Credit Agreement,” “Description of Other Indebtedness,” “Description of the Notes,” “Exchange Offer; Registration Rights,” “Certain Material U.S. Federal Income Tax Consequences,” and “Considerations for ERISA and Other U.S. Employee Benefit Plans,” insofar as such statements summarize terms of securities, legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(kk) Registration Rights. No holder of securities of any of the Eclipse Entities will be entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

(ll) Solvency. Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of each of the Eclipse Entities (each on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; none of the Eclipse Entities (each on a consolidated basis) is, nor will any of the Eclipse Entities (each on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (i) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (ii) unable to pay its debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.

(mm) No Integration or Public Offering. None of the Eclipse Entities or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, the Notes in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Notes under the Act or to qualify the Indenture under the TIA.

(nn) No Directed Selling Efforts. None of the Eclipse Entities, any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) has engaged in any “directed selling efforts” (as that term is defined in Regulation S under the Act (“Regulation S”)) with respect to the Notes; the Eclipse Entities and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers) have complied with the offering restrictions requirement of Regulation S.

(oo) No Unlawful Payments. None of the Eclipse Entities, nor to the knowledge of the Company, any director, officer, agent, employee, Affiliate or representative acting on behalf of any of the Eclipse Entities: (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense relating to political activity; (ii) has made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay, or authorization or approval of the unlawful payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage for the Eclipse Entities; (iii) has made, offered, or taken an act in furtherance of any bribe, unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation of any provision of the Bribery Act 2010 of the United Kingdom, or the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA), including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, in contravention of the FCPA or any applicable anti-bribery and anticorruption laws or regulations to which the Eclipse Entities or any director, officer, agent, employee, Affiliate or representative acting on behalf of the Eclipse Entities is subject. The Eclipse Entities and their Affiliates have each conducted their businesses in compliance with the FCPA and any applicable anti-bribery and anti-corruption laws or regulations and have instituted and maintain and will continue to maintain policies and procedures designed to promote and ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable anti-bribery and anti-corruption laws.

(pp) Compliance with Money Laundering Laws. The operations of the Eclipse Entities are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, including without limitation those of Title 18 U.S. Code section 1956 and 1957, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over any of the Eclipse Entities, and any international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Eclipse Entities with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(qq) Compliance with Sanctions Laws. None of the Eclipse Entities nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate, or representative acting on behalf of any of the Eclipse Entities is currently subject to or the target of any sanctions administered by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any similar sanctions imposed by any other body, governmental or other, to which any of the Eclipse Entities is subject (collectively, “Sanctions”), nor located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (each, a “Sanctioned Country”). The Eclipse Entities have not knowingly engaged in during the past five years, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(rr) No Broker’s Fees. None of the Eclipse Entities is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(ss) Independent Reserve Engineers. Netherland, Sewell and Associates, Inc. (“NSAI”), who has delivered the letter referred to in Section 7(e) hereof, was, as of the date of such report, and is, as of the date hereof, an independent reserve engineer with respect to the Company.

(tt) Reserve Reports. The information underlying the estimates of the proved reserves of the Eclipse Entities that was supplied by the Company to NSAI, for the purposes of preparing the reports of such petroleum engineer referenced in the Offering Memorandum (the “Reserve Reports”) and estimates of the proved reserves of the Eclipse Entities disclosed or incorporated by reference in the Offering Memorandum, including, production, costs of operation and, to the knowledge of the Company, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and was prepared in accordance with customary industry practices; and the estimates of such reserves and present value as described or incorporated by reference in the Offering Memorandum and reflected in the Reserve Reports are in compliance with the applicable requirements of the rules under the Act. Other than normal production of the reserves, product price fluctuations and fluctuations of demand for such products, and except as disclosed in Offering Memorandum, the Company is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom as described or incorporated by reference in the Offering Memorandum and as reflected in the Reserve Reports.

(uu) No Undisclosed Relationships. Except as disclosed in the Offering Memorandum, no relationship, direct or indirect, exists between or among any of the Company or its affiliates, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or its affiliates, on the other hand, that would be required by the Act to be described in a registration statement on Form S-1 to be filed with the Commission and that is not so described in the Offering Memorandum. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or its affiliates to or for the benefit of any of the officers or directors of the Company or its affiliates or any of their respective family members.

(vv) Rule 144A Eligibility. On the Closing Date, the Notes will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Pricing Disclosure Package and the Final Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Notes, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

Any certificate signed by any officer of any of the Eclipse Entities and delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a joint and several representation and warranty by each of the Eclipse Entities to each Initial Purchaser as to the matters covered thereby.

Section 3. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the Notes in the respective amounts set forth on Schedule I hereto from the Company at a purchase price of 95.945% of their principal amount. One or more certificates in definitive form for the Notes that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchasers, or the Trustee as custodian for the Depository Trust Company, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Notes shall be made at the offices of Latham & Watkins LLP, 811 Main Street, Houston, Texas at 10:00 A.M., Central time, on July 6, 2015, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Notes available for checking and packaging by the Initial Purchasers at the offices of Deutsche Bank Securities Inc. in New York, New York, or at such other place as Deutsche Bank Securities Inc. may designate, at least 24 hours prior to the Closing Date.

Section 4. Offering by the Initial Purchasers. Each of the Initial Purchasers will offer the Notes for sale at the price and upon the terms set forth in the Pricing Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable. Each of the Initial Purchasers hereby represents and agrees, severally and not jointly, that it has not used, authorized the use of, referred to, distributed or participated in the planning for use of, and will not use, authorize the use of, refer to, distribute or participate in the planning of the use of, any written communication (as such term is defined Rule 405 of the Act) that constitutes an offer to sell or the solicitation of an offer to buy the Notes other than (i) the Preliminary Memorandum, Pricing Disclosure Package and the Final Memorandum, (ii) any written communication listed on Annex A hereto or prepared pursuant to Section 5(c) below (including any electronic road show), (iii) any written communication prepared by an Initial Purchaser and approved in advance in writing by the Company or (iv) any written communication that (A) contains only (x) information describing the preliminary terms of the Notes or their offering or (y) information that describes the final terms of the Notes or their offering and that is included in or is subsequently included in the Final Memorandum, including by means of a pricing supplement in the form of Annex A hereto, or (B) does not contain any material information about the Eclipse Entities or their securities that was provided by or on behalf of the Eclipse Entities that was not included in the Pricing Disclosure Package or the Final Memorandum.

Section 5. Covenants of the Eclipse Entities. Each of the Eclipse Entities, jointly and severally, covenants and agrees with each of the Initial Purchasers as follows:

(a) Until the later of (i) the completion of the distribution of the Notes by the Initial Purchasers and (ii) the Closing Date, the Eclipse Entities will not amend or supplement the Pricing Disclosure Package and the Final Memorandum or otherwise distribute or refer to any written communication (as defined under Rule 405 of the Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (other than the Pricing Disclosure Package, the Recorded Road Show and the Final Memorandum) or file any report with the Commission under the Exchange Act unless the Representative shall previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment, supplement or report and as to which the Representative shall have given its consent (such consent not to be unreasonably withheld, conditioned or delayed). The Eclipse Entities will promptly, upon the reasonable request of the Representative or counsel for the Initial Purchasers, make any amendments or supplements to the Pricing Disclosure Package and the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchasers.

(b) Each of the Eclipse entities will cooperate with the Initial Purchasers in arranging for the qualification of the Notes for offering and sale under the securities or “Blue Sky” laws of such jurisdictions as the Representative may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; provided, however, that in connection therewith, the Eclipse Entities shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(c) (1) If, at any time prior to the completion of the sale by the Initial Purchasers of the Notes, any event occurs or information becomes known as a result of which the Pricing Disclosure Package and the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Pricing Disclosure Package and the Final Memorandum to comply with applicable law, the Company will promptly notify the Representative thereof and will prepare, at the expense of the Company, an amendment or supplement to the Pricing Disclosure Package and the Final Memorandum that corrects such statement or omission or effects such compliance and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or any Issuer Written Communication would conflict with the Pricing Disclosure Package as then amended or supplemented, or (ii) it is necessary to amend or supplement any of the Pricing Disclosure Package so that any of the Pricing Disclosure Package or any Issuer Written Communication will comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (a) above, furnish to the Initial Purchasers such amendments or supplements to any of the Pricing Disclosure Package or any Issuer Written Communication (it being understood that any such amendments or supplements may take the form of an amended or supplemented Final Memorandum) as may be necessary so that the statements in any of the Pricing Disclosure Package as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that any Issuer Written Communication will not conflict with the Pricing Disclosure Package or so that the Pricing Disclosure Package or any Issuer Written Communication as so amended or supplemented will comply with law.

(d) The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Pricing Disclosure Package, any Issuer Written Communication and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

(e) The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Pricing Disclosure Package and the Final Memorandum.

(f) During such period after the date hereof and prior to the date on which all of the Notes have been sold by the Initial Purchasers, the Company will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of the Notes and, upon request, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed.

(g) Prior to the Closing Date, the Company will furnish to the Initial Purchasers, as soon as they have been prepared, a copy of any unaudited interim financial statements of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Pricing Disclosure Package and the Final Memorandum.

(h) None of the Eclipse Entities or any of their respective Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

(i) The Company will not, and will not permit any of the Guarantors or their respective Affiliates or persons acting on their behalf to, engage in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act.

(j) For so long as any of the Notes remain outstanding, the Company will make available at its expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(k) The Company will use commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

(l) During the period beginning on the date hereof and continuing to the date that is 180 days after the Closing Date, without the prior written consent of the Representative, none of the Eclipse Entities will offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company (or guaranteed by the Company) that are substantially similar to the Notes.

(m) In connection with Notes offered and sold in an “off shore transaction” (as defined in Regulation S) the Company will not register any transfer of such Notes not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of Regulation S, if applicable, issue any such Notes in the form of definitive securities.

(n) None of the Eclipse Entities or any of their respective Affiliates will engage in any “directed selling efforts” (as that term is defined in Regulation S) with respect to the Notes.

(o) For a period of one year (calculated in accordance with paragraph (d) of Rule 144 under the Act) following the date any Notes are acquired by the Company or any of its affiliates (as defined in Rule 144 under the Act), none of the Eclipse Entities or any of such affiliates will sell any such Notes except in a transaction registered under the Act.

(p) The Eclipse Entities will not knowingly engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, and the Company will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any Guarantor, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitating, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an initial purchaser, advisor, investor or otherwise) of Sanctions.

Section 6. Expenses. The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to: (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Pricing Disclosure Package and the Final Memorandum and any amendment or supplement thereto, and any “Blue Sky” memoranda; (ii) all reasonable arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents; (iii) the fees and disbursements of the counsel (including local and special counsel), the accountants and any other experts or advisors retained by the Company; (iv) preparation (including printing), authentication, issuance and delivery to the Initial Purchasers of the Notes; (v) the qualification of the Notes under state securities and “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel for the Initial Purchasers relating thereto and in connection with the preparation of any “Blue Sky” memoranda and any supplements thereto up to $20,000; (vi) expenses incurred by the Company in connection with the “roadshow” and any other meetings with prospective investors in the Notes; provided, however, that the Initial Purchasers shall be responsible for all costs and expenses of any aircraft chartered in connection with the “roadshow” for the Notes; (vii) fees and expenses of the Trustee, including reasonable fees and expenses of counsel to the Trustee; (viii) any fees charged by investment rating agencies for the rating of the Notes; (ix) any stamp or transfer taxes in connection with the original issuance and sale of the Notes; (x) reasonable and documented attorneys’ fees and expenses incurred by the Eclipse Entities or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the securities laws of the provinces of Canada in an aggregate amount not to exceed $15,000 and all filing and registration fees associated therewith; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder. Except as provided in this Section 6 and Section 9, the Initial Purchasers shall pay their own fees and expenses, including the fees, disbursements and charges of counsel to the Initial Purchasers. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied (other than Section 7(c)) or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than by reason of a default by the Initial Purchasers of their obligations hereunder), the Company agrees to promptly reimburse the Initial Purchasers upon demand for all reasonable and documented out-of-pocket expenses (including reasonable fees, disbursements and charges of Latham & Watkins LLP, counsel for the Initial Purchasers) that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Notes.

Section 7. Conditions of the Initial Purchasers’ Obligations. The obligation of the Initial Purchasers to purchase and pay for the Notes shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) On the Closing Date, the Initial Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of Norton Rose Fulbright US LLP, counsel for the Company, substantially in the form attached hereto as Annex C.

(b) On the Closing Date, the Initial Purchasers shall have received a negative assurance letter, dated as of the Closing Date and addressed to the Initial Purchasers, of Norton Rose Fulbright US LLP, counsel for the Company, substantially in the form attached hereto as Annex D.

(c) On the Closing Date, the Initial Purchasers shall have received the opinion, in form and substance reasonably satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the Initial Purchasers, of Latham & Watkins LLP, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require. In rendering such opinion, Latham & Watkins LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(d) On the date hereof, the Initial Purchasers shall have received from the Independent Accountants a comfort letter dated the date hereof, in form and substance reasonably satisfactory to counsel for the Initial Purchasers with respect to the audited and any unaudited financial information in the Pricing Disclosure Package. On the Closing Date, the Initial Purchasers shall have received from the Independent Accountants a comfort letter dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, which shall refer to the comfort letter dated the date hereof and reaffirm or update as of a more recent date, the information stated in the comfort letter dated the date hereof and similarly address the audited and any unaudited financial information in the Final Memorandum.

(e) On the date hereof, the Initial Purchasers shall have received a letter dated the date hereof, in form and substance reasonably satisfactory to the Initial Purchasers, of NSAI.

(f) The representations and warranties of the Eclipse Entities contained in this Agreement shall be true and correct on and as of the Time of Execution and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company’s officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Eclipse Entities shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Pricing Disclosure Package and the Final Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect.

(g) The issuance and sale of the Notes by the Company or the issuance of the Guarantees shall not be enjoined (temporarily or permanently) on the Closing Date.

(h) Subsequent to the date of the most recent financial statements included or incorporated by reference in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), none of the Eclipse Entities shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect.

(i) The Initial Purchasers shall have received a certificate from the Company, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, to the effect that, to such officers’ knowledge after due inquiry:

(i) the representations and warranties of the Eclipse Entities contained in this Agreement are true and correct on and as of the Time of Execution and on and as of the Closing Date, and each of the Eclipse Entities has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known to the Eclipse Entities, that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect; and

(iii) the issuance and sale of the Notes by the Company or the issuance of the Guarantees by the Guarantors has not been enjoined (temporarily or permanently).

(j) On the Closing Date, the Initial Purchasers shall have received the Registration Rights Agreement executed by each of the Eclipse Entities and such agreement shall be in full force and effect.

(k) On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Eclipse Entities as they shall have heretofore reasonably requested from the Company.

All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers. The Company shall furnish to the Initial Purchasers such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchasers shall reasonably request.

Section 8. Offering of Notes; Restrictions on Transfer. (a) Each of the Initial Purchasers represents and warrants to and agrees with the Eclipse Entities (as to itself only) that: (i) it is a QIB and an “accredited investor” within the meaning of Regulation D under the Act; (ii) it has not solicited and will not solicit offers for, and has not offered or sold and will not offer or sell, the Notes in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act; and (iii) it has solicited offers only from and will solicit offers for the Notes only from, and has offered and sold and will offer and sell the Notes only to (A) inside the United States, persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions meeting the requirements of Rule 144A and (B) outside the United States, to persons other than U.S. persons (“non-U.S. purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption “Transfer Restrictions” contained in the Pricing Disclosure Package and the Final Memorandum.

(b) Each of the Initial Purchasers represents and warrants and agrees with the Eclipse Entities (as to itself only) with respect to sales outside the United States that (i) the Notes have not been offered or sold and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act; and (ii) it will sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any of its affiliates or persons acting on its or their behalf has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Notes, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S.

Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

Section 9. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, affiliates and agents of each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package, any Issuer Written Communication or Final Memorandum or any amendment or supplement thereto; or

(ii) the omission or alleged omission to state, in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading;

and will reimburse, as incurred, the Initial Purchasers and each such controlling person for any reasonable and documented legal or other expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package, any Issuer Written Communication or Final Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by the Initial Purchasers through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 12 hereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Company may otherwise have to the indemnified parties. The Company shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless each of the Eclipse Entities, their respective directors, their respective officers and each person, if any, who controls any of the Eclipse Entities within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which any such Eclipse Entity or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package, Issuer Written Communication or Final Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Pricing Disclosure Package, Issuer Written Communication or Final Memorandum or any amendment or supplement thereto, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Company by the Initial Purchasers through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 12 hereof; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable and documented legal or other expenses incurred by any such Eclipse Entity or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties. The Initial Purchasers shall not be liable under this Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld, conditioned or delayed.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (including local counsel) reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, or (iv) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 9 or the Eclipse Entities in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions). All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other, from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by any Eclipse Entity, on the one hand, and any Initial Purchaser, on the other, shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by such Eclipse Entity bear to the total discounts and commissions received by such Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Eclipse Entity, on the one hand, or such Initial Purchaser, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Eclipse Entities and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of any Eclipse Entity, each officer of any Eclipse Entity and each person, if any, who controls any of the Eclipse Entities within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Eclipse Entities.

Section 10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Eclipse Entities, their respective officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Eclipse Entities, any of their respective officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 16 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

Section 11. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchasers by notice to the Company given prior to the Closing Date if, prior to the Closing Date:

(i) any of the Eclipse Entities shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the reasonable judgment of the Initial Purchasers, has had or has a Material Adverse Effect, or there shall have been, in the reasonable judgment of the Initial Purchasers, any event or development that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect (including without limitation a change in control of the Eclipse Entities), except in each case as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto);

(ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, NYSE MKT or the NASDAQ Stock Market shall have been suspended or materially limited or minimum or maximum prices shall have been generally established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York or United States authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the reasonable judgment of the Initial Purchasers makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the Pricing Disclosure Package and the Final Memorandum; or

(v) any securities of the Company shall have been downgraded by any nationally recognized statistical rating organization or any such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its ratings of any securities of the Company (other than an announcement with positive implications of a possible upgrading).

(b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

Section 12. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser or Initial Purchasers hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the amount of Notes set forth opposite their names in Schedule I hereto bears to the aggregate amount of Notes set forth opposite the names of all the remaining Initial Purchasers) the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate amount of Notes set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such non-defaulting Initial Purchasers do not purchase all the Notes, this Agreement will terminate without liability to any non-defaulting Initial Purchasers or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 12, the Closing Date shall be postponed for such period, not exceeding five business days, as the Representative shall determine in order that the required changes in the Final Memorandum or any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company and any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

Section 13. Information Supplied by the Initial Purchasers. The statements set forth in the last paragraph on the front cover page and in the fifth, sixth, seventh, eighth, and ninth paragraphs under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum, and any information contained in or omitted from an Issuer Written Communication in reliance upon and conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein (in each case, to the extent such statements or information relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 2(a) and 9 hereof.

Section 14. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Leveraged Debt Capital Markets, Second Floor (fax: (212) 797-4877), with a copy to the attention of the General Counsel, 36th Floor (fax: (212) 797-4561); if sent to the Eclipse Entities, shall be mailed or delivered to the Company at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, Attention: Christopher Hulburt, Executive Vice President, Secretary and General Counsel.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

Section 15. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Eclipse Entities and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Eclipse Entities contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of any of the Eclipse Entities, their respective officers and any person or persons who control any of the Eclipse Entities within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchasers will be deemed a successor because of such purchase.

Section 16. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

Section 17. No Advisory or Fiduciary Responsibility. The Eclipse Entities acknowledge and agree that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Eclipse Entities, on the one hand, and the Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of any Eclipse Entity with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising such Eclipse Entity on other matters) or any other obligation to any Eclipse Entity except the obligations expressly set forth in this Agreement and in any Transaction Document to which it is a party and (iv) the Eclipse Entities have consulted their own legal and financial advisors to the extent it deemed appropriate. The Eclipse Entities agree that they will not claim that any Initial Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Eclipse Entities, in connection with such transaction or the process leading thereto.

Section 18. Integration. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any certificate delivered hereunder by facsimile transmission or e-mail transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement or such certificate.

[Signature Pages Follow]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Initial Purchasers.

Very truly yours,

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

Guarantors:

ECLIPSE GP, LLC

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

ECLIPSE RESOURCES I, LP

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

ECLIPSE RESOURCES OPERATING, LLC

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

ECLIPSE RESOURCES—OHIO, LLC

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

[Signature Page to Purchase Agreement]

BUCKEYE MINERALS & ROYALTIES, LLC

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

ECLIPSE RESOURCES MIDSTREAM, LP

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

ECLIPSE RESOURCES MARKETING, LP

By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Stephen P. Cunningham
Name: Stephen P. Cunningham
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

for itself and as Representative of the several Initial Purchasers

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchaser	Principal Amount of Notes
Deutsche Bank Securities Inc.	$151,250,000
BMO Capital Markets Corp.	55,000,000
Capital One Securities, Inc.	41,250,000
Citigroup Global Markets Inc.	41,250,000
Goldman, Sachs & Co.	41,250,000
KeyBanc Capital Markets Inc.	41,250,000
Morgan Stanley & Co. LLC	41,250,000
RBC Capital Markets, LLC	41,250,000
Wells Fargo Securities, LLC	41,250,000
Barclays Capital Inc.	13,750,000
Global Hunter Securities LLC	13,750,000
Johnson Rice & Company L.L.C.	13,750,000
Scotia Capital (USA) Inc.	13,750,000

Total	$550,000,000

SCHEDULE II

Guarantors

Name	Jurisdiction of Incorporation	Foreign Qualification
Eclipse GP, LLC	Delaware	Ohio, Texas
Eclipse Resources I, LP	Delaware	Ohio, Pennsylvania
Eclipse Resources Operating, LLC	Delaware	Ohio, Pennsylvania
Eclipse Resources—Ohio, LLC	Delaware	Ohio, Pennsylvania
Buckeye Minerals & Royalties, LLC	Delaware	Ohio, Pennsylvania
Eclipse Resources Midstream, LP	Delaware	Ohio, Pennsylvania
Eclipse Resources Marketing, LP	Delaware	Ohio, Pennsylvania

ANNEX A

Additional Time of Execution Information

Pricing Term Sheet dated June 19, 2015

to Preliminary Offering Memorandum dated June 12, 2015

Strictly Confidential

ECLIPSE RESOURCES CORPORATION

8.875% SENIOR NOTES DUE 2023

PRICING TERM SHEET

JUNE 19, 2015

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The notes may not be offered or sold in the United States or to U.S. persons except to qualified institutional buyers in reliance on Rule 144A. You are hereby notified that sellers of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Any sales of the notes outside the United States may only be made in accordance with applicable selling restrictions.

The information in this term sheet supplements Eclipse Resources Corporation’s preliminary offering memorandum dated June 12, 2015 (the “Preliminary Offering Memorandum”) and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.

Issuer:	Eclipse Resources Corporation

Size:	$550,000,000

Gross Proceeds:	$538,466,500

Form of Offering:	144A/Reg S with Registration Rights as set forth in the Preliminary Offering Memorandum

Maturity:	July 15, 2023

Coupon:	8.875%

Yield to Maturity	9.250%

Price:	97.903% of face amount plus accrued interest, if any, from July 6, 2015

Spread to Treasury:	+712 basis points

Benchmark Treasury:	UST 2.500% due August 15, 2023

Interest Payment Dates:	July 15 and January 15, commencing January 15, 2016

Record Dates:	July 1 and January 1

Redemption Provisions:

First Call Date:	July 15, 2018

Make-Whole Call:	Before the first call date at redemption price equal to the principal amount thereof, plus the “Make Whole Premium” as described in the Preliminary Offering Memorandum, plus accrued and unpaid interest, if any, to the date of redemption then on or after the following dates at the following redemption prices:
July 15, 2018: 106.656% July 15, 2019: 104.438% July 15, 2020: 102.219% July 15, 2021: 100.000%

Redemption with Proceeds of Equity Offering:	Prior to July 15, 2018, up to 35% may be redeemed at 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any

Trade Date:	June 19, 2015

Settlement:	T+10; July 6, 2015

Denominations:	$2,000 and integral multiples of $1,000

CUSIP/ISIN:	144A: 27890G AA8 / US27890GAA85 Regulation S: U2779Q AA2 / USU2779QAA23

Ratings:	Moody’s: Caa1 (1) S&P: CCC+ (1)

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

KeyBanc Capital Markets Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Global Hunter Securities LLC Johnson Rice & Company L.L.C. Scotia Capital (USA) Inc.

(1)	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Additional Information:

Offering Size

Eclipse Resources Corporation has decreased the size of the offering of its notes from $650.0 million to $550.0 million aggregate principal amount. References in the Preliminary Offering Memorandum to the issuance of $650.0 million aggregate principal amount of the notes are hereby amended to refer to $550.0 million aggregate principal amount of the notes. Corresponding changes will be made wherever applicable to the Preliminary Offering Memorandum, including as discussed below.

Use of Proceeds

The following disclosure in the first paragraph of “Use of Proceeds” on page 59 of the Preliminary Offering Memorandum and each other location where such disclosure may appear in the Preliminary Offering Memorandum is amended to read as follows:

“We expect the net proceeds from this offering to be approximately $525.5 million, after deducting the initial purchasers’ discounts and our estimated offering expenses.”

Borrowing Capacity

The following disclosure in the fourth paragraph of “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness which may not be successful” on page 48 of the Preliminary Offering Memorandum and each other location where it appears in the Preliminary Offering Memorandum is amended to read as follows:

“As of March 31, 2015, after giving effect to this offering and the application of the net proceeds therefrom and $27.8 million of outstanding letters of credit, we would have had approximately $550.0 million in total indebtedness, no senior secured indebtedness outstanding, and approximately $97.2 million of available borrowing capacity under our revolving credit facility. Our next scheduled borrowing base redetermination is expected to occur by October 2015.”

Available Cash

The second sentence under “Summary—Our Competitive Strengths—Maintain a Well Capitalized Balance Sheet with Financial Flexibility” on page 6 of the Preliminary Offering Memorandum and each other location where such disclosure may appear in the Preliminary Offering Memorandum is amended to read as follows:

“As of March 31, 2015, after giving effect to this offering and the application of the net proceeds therefrom and $27.8 million of outstanding letters of credit, we would have had cash on hand of approximately $310.2 million and $97.2 million of availability under our revolving credit facility.”

Capitalization

The following numbers in the table under “Capitalization” on page 60 of the Preliminary Offering Memorandum and each other location where such numbers may appear in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following information:

	As of March 31, 2015
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$295,359	$310,156

Indebtedness:
Revolving credit facility(1)	—	—
12% senior unsecured PIK notes due 2018(2)	429,396	—
Notes offered hereby(3)	—	538,467

Total indebtedness	$429,396	$538,467
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 222,531,115 shares issued and outstanding	2,225	2,225
Additional paid-in capital	1,825,650	1,825,650
Accumulated deficit(4)	(273,448)	(367,884)
Accumulated other comprehensive loss	(758)	(758)

Total equity	1,553,669	1,459,233

Total capitalization	$1,983,065	$1,997,700

(1)	As of June 1, 2015, we also had no borrowings outstanding under our revolving credit facility and $27.8 million of outstanding letters of credit, resulting in borrowing availability of $97.2 million.
(2)	Represents the face amount plus interest paid in kind of our existing PIK Notes net of unamortized original issue discount of $7.9 million.
(3)	Assumes the notes are issued at 97.9% of par.
(4)	Change in accumulated deficit represents the write-off of unamortized original issue discount and deferred financing costs, accrued interest expense, and the estimated make-whole premium paid upon redemption of our existing PIK Notes.

Description of the Notes

The following information under the caption “Restricted Payments” on page 112 of the Preliminary Offering Memorandum as it appears under the caption “Description of the Notes—Certain Covenants—Restricted Payments” and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following information:

Restricted Payments

[…]

The preceding provisions will not prohibit:

[…]

(2)	any Restricted Payment made in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or in exchange for, or out of, the Net Cash Proceeds of the substantially concurrent contribution of common equity capital to the Company, with any such payment or contribution being deemed to be “substantially concurrent” if made within 180 days of the sale of the Equity Interests in question or receipt, as the case may be; provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

The following information under the caption “Incurrence of Indebtedness” on pages 115-116 of the Preliminary Offering Memorandum as it appears under the caption “Description of the Notes—Certain Covenants—Incurrence of Indebtedness” and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following information:

Incurrence of Indebtedness

[…]

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”)

(1)	the incurrence by the Company and any Guarantor of Indebtedness under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness incurred under this clause (1) and outstanding at any time does not exceed an amount equal to the greater of (a) ~~$500.0~~ $350.0 million, (b) ~~the sum of (x) $250.0 million and (y)~~ 30.0% of ACNTA and (c) the Borrowing Base at the time of incurrence;

[…]

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to Indebtedness permitted by clauses (1) through (13) above or the first paragraph above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, or defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed the greater of (a) ~~$75.0~~ $50.0 million and (b) ~~5.0%~~ 3.0% of the Company’s ACNTA, determined as of the date of incurrence of such Indebtedness after giving effect to such incurrence and the application of the proceeds therefrom.

The definition of “Borrowing Base” on page 136 of the Preliminary Offering Memorandum as it appears under the caption “Description of the Notes—Certain Definitions” and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following definition:

“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Credit Agreement ~~or any other Credit Facility~~ permitted pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness;” provided such “Borrowing Base” is a customary corporate banking borrowing base for oil and gas secured load transactions ~~including customary mechanisms for periodic redeterminations thereof~~ provided by lenders, banks or other financial institutions or investors party to the Credit Agreement using their customary practices and standards for determining borrowing base loans and which are generally applied to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be required or permitted by such Credit Agreement (which on the Issue Date is $125.0 million).

The definition of “Credit Agreement” on page 139 of the Preliminary Offering Memorandum as it appears under the caption “Description of the Notes—Certain Definitions” and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following definition:

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of June 11, 2015, by and among Eclipse Resources Corporation, as borrower, and the commercial lending institutions and other parties that are agents and lenders thereunder, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders).

The following information in the definition of “Fixed Charge Coverage Ratio” on page 141 of the Preliminary Offering Memorandum as it appears under the caption “Description of the Notes—Certain Definitions” and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following information:

“Fixed Charge Coverage Ratio” means, with respect to any specified Person, (x) for any period on or prior to the twelve month anniversary of the Issue Date, the ratio of (i) the EBITDAX of such Person and its Restricted Subsidiaries determined on a cumulative basis for each full fiscal quarter of the Company from and after July 1, 2015 for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred to (ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, and (y) with respect to any period after the twelve month anniversary of the Issue Date, the ratio of (i) the EBITDAX of such Person and its Restricted Subsidiaries determined on a cumulative basis for the Company’s most recently ended four full fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred to (ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings unless, in connection with any such repayment, the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

The following information in the definition of “Permitted Liens” on page 152 of the Preliminary Offering Memorandum as it appears under the caption “Description of the Notes—Certain Definitions” and each other location where it appears in the Preliminary Offering Memorandum is hereby replaced in its entirety with the following information:

“Permitted Liens” means:

[…]

(6)	Liens existing on the Issue Date, other than Liens securing Indebtedness and other obligations incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness;”

Original Issue Discount

The following information will be included under “Summary—The Offering”:

“Original Issue Discount	The notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined in “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders”) regardless of their method of accounting generally will be required to include such OID in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable. See “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Original Issue Discount.””

The following information will be included under “Risk Factors”:

“The notes will be issued with OID for U.S. federal income tax purposes.

The notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined in “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders”), whether on the cash or accrual method of accounting, generally will be required for U.S. federal income tax purposes to include such OID in gross income (as ordinary income) as it accrues on a constant yield to maturity basis in advance of receipt of any payment on the notes to which the income is attributable. See “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Original Issue Discount.””

The following information will replace the entire section titled “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Taxation of Interest”:

“Taxation of Stated Interest

Stated interest on the notes is taxed to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.”

The following information will be inserted immediately after “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Taxation of Interest”:

“Original Issue Discount

The notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID on a note will generally be equal to the excess of the stated redemption price of such note (i.e., the sum of the payments under the note other than payments of qualified stated interest, which is generally stated interest unconditionally payable at least annually), over its “issue price” (as defined above). As such, a U.S. holder generally must include in taxable income for any particular taxable year the “daily portion” of the OID that accrues on the note for each day during the taxable year on which the U.S. holder holds the note, in addition to stated interest and whether the U.S. holder reports on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, the U.S. holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period other than the final accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period and its “yield to maturity” (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less the amount of any qualified stated interest allocable to such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods less any payments made on the note that were not qualified stated interest payments. The “yield to maturity” of a note is the discount rate that, when used in computing the present value of all payments on the note, produces an amount equal to the original issue price of the note. A U.S. holder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is made for the taxable year in which the U.S. holder acquired the note, and may not be revoked without the consent of the IRS. U.S. holders should consult with their tax advisors about this election.”

The first, second and third sentences under “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Sale or Other Taxable Disposition of Notes” will be replaced with the following:

“You will generally recognize capital gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of your note equal to the difference between the amount you realize on such taxable disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your adjusted tax basis in your note. Your adjusted tax basis in your note will generally be the cost of the note plus accrued OID, decreased by any payments received by you on the note (other than payments of qualified stated interest).”

The following will be inserted immediately after the first sentence under “Certain Material U.S. Federal Income Tax Consequences—Non-U.S. Holders”:

“For purposes of this discussion under “—Non-U.S. Holders,” references to “interest” generally also include OID.”

The following will be inserted immediately before the first sentence under “Certain Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding”:

“For purposes of this discussion under “—Information Reporting and Backup Withholding,” references to “interest” generally also include OID.”

This term sheet to the Preliminary Offering Memorandum should be read together with the Preliminary Offering Memorandum before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information in the Preliminary Offering Memorandum to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Offering Memorandum.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the Preliminary Offering Memorandum in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

ANNEX B

$550,000,000

ECLIPSE RESOURCES CORPORATION

8.875% SENIOR NOTES DUE 2023

REGISTRATION RIGHTS AGREEMENT

July [●], 2015

DEUTSCHE BANK SECURITIES INC.

as Representative of the several Initial Purchasers

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Eclipse Resources Corporation, a Delaware corporation (the “Issuer”), proposes to issue and sell to the several initial purchasers (the “Initial Purchasers”) listed in Schedule I of the Purchase Agreement (as defined below), for whom Deutsche Bank Securities Inc. is acting as representative (the “Representative”), upon the terms set forth in a purchase agreement dated June 19, 2015 (the “Purchase Agreement”), $550,000,000 aggregate principal amount of its 8.875% Senior Notes due 2023 (the “Initial Securities”) to be unconditionally guaranteed (the “Guarantees”) by all of the Issuer’s subsidiaries who are signatories hereto as guarantors (collectively, the “Guarantors” and together with the Issuer, the “Company”). The Initial Securities will be issued pursuant to an Indenture, dated July [●], 2015 (the “Indenture”), by and among the Issuer, the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). As an inducement to the Initial Purchasers, the Company agrees with the Initial Purchasers, for the benefit of the holders of the Initial Securities (including, without limitation, the Initial Purchasers), the Exchange Securities (as defined below) and the Private Exchange Securities (as defined below) (collectively, the “Holders”), as follows:

1. Registered Exchange Offer. The Company shall, at its own cost, prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Exchange Offer Registration Statement”) on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), with respect to a proposed offer (the “Registered Exchange Offer”) to the Holders of Transfer Restricted Securities (as defined in Section 6(d) hereof), who are not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer, to issue and deliver to such Holders, in exchange for the Initial Securities, a like aggregate principal amount of debt securities (the “Exchange Securities”) of the Company issued under the Indenture and identical in all material respects to the Initial Securities (except for the transfer restrictions relating to the Initial Securities and the provisions relating to the matters described in Section 6(d) hereof and except that the Exchange Securities will not be entitled to Additional Interest (as defined below)) that would be registered under the Securities Act. The Company shall use its reasonable best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act and shall keep the Registered Exchange Offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders.

If the Company commences the Registered Exchange Offer, the Company shall (i) be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that the Company has accepted all the Initial Securities theretofore validly tendered, and not withdrawn, in accordance with the terms of the Registered Exchange Offer, and (ii) use its commercially reasonable efforts to complete the Registered Exchange Offer not later than sixty (60) days after the Exchange Offer Registration Statement has been declared effective under the Securities Act; it being the objective of such Registered Exchange Offer to enable each Holder of Transfer Restricted Securities electing to exchange the Initial Securities for Exchange Securities (assuming that such Holder is not an affiliate of the Company within the meaning of the Securities Act, acquires the Exchange Securities in the ordinary course of such Holder’s business and has no arrangements or understanding with any person to participate in the distribution of the Exchange Securities and is not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer) to trade such Exchange Securities from and after their receipt without any limitations or restrictions under the Securities Act and without material restrictions under the securities laws of the several states of the United States; provided, however, that the Exchanging Dealers (as defined below) will be required to deliver a prospectus in connection with resales of Exchange Securities.

The Company acknowledges that, pursuant to current interpretations by the Commission’s staff of Section 5 of the Securities Act, in the absence of an applicable exemption therefrom, (i) each Holder which is a broker-dealer electing to exchange Initial Securities, acquired for its own account as a result of market making activities or other trading activities, for Exchange Securities (an “Exchanging Dealer”), is required to deliver a prospectus containing the information set forth in (a) Annex A hereto on the cover, (b) Annex B hereto in the “Exchange Offer Procedures” section and the “Purpose of the Exchange Offer” section, and (c) Annex C hereto in the “Plan of Distribution” section of such prospectus in connection with a sale of any such Exchange Securities received by such Exchanging Dealer pursuant to the Registered Exchange Offer and (ii) an Initial Purchaser that elects to sell Exchange Securities acquired in exchange for Initial Securities constituting any portion of an unsold allotment is required to deliver a prospectus containing the information required by Items 507 or 508 of Regulation S-K under the Securities Act, as applicable, in connection with such sale.

The Company shall use its reasonable best efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement the prospectus contained therein, in order to permit such prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the Exchange Securities; provided, however, that (i) in the case where such prospectus and any amendment or supplement thereto must be delivered by an Exchanging Dealer or an Initial Purchaser, such period shall be the lesser of 180 days and the date on which all Exchanging Dealers and the Initial Purchasers have sold all Exchange Securities held by them (unless such period is extended pursuant to Section 3(j) below) and (ii) the Company shall make such prospectus and any amendment or supplement thereto, available to any broker-dealer for use in connection with any resale of any Exchange Securities for a period of not less than 180 days after the effective date of the Exchange Offer Registration Statement.

If, upon consummation of the Registered Exchange Offer, any Initial Purchaser holds Initial Securities acquired by it as part of its initial distribution, the Company, simultaneously with the delivery of the Exchange Securities pursuant to the Registered Exchange Offer, shall issue and deliver to such Initial Purchaser upon the written request of such Initial Purchaser, in exchange (the “Private Exchange”) for the Initial Securities held by such Initial Purchaser, a like principal amount of debt securities of the Company issued under the Indenture and identical in all material respects (including the existence of restrictions on transfer under the Securities Act and the securities laws of the several states of the United States, but excluding provisions relating to the matters described in Section 6 hereof) to the Initial Securities (the “Private Exchange Securities”). The Initial Securities, the Exchange Securities and the Private Exchange Securities are herein collectively called the “Securities.”

In connection with the Registered Exchange Offer, the Company shall:

(a) deliver to each Holder a copy of the prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate Letter of Transmittal and related documents;

(b) keep the Registered Exchange Offer open for at least 20 business days (or longer, if required by applicable law) after the date notice thereof is mailed by or on behalf of the Company;

(c) utilize the services of a depositary for the Registered Exchange Offer, which may be the Trustee or an affiliate of the Trustee;

(d) permit Holders to withdraw tendered Securities at any time prior to the close of business, New York time, on the last business day on which the Registered Exchange Offer shall remain open; and

(e) otherwise comply with all applicable laws.

As soon as practicable after the close of the Registered Exchange Offer or the Private Exchange, as the case may be, the Company shall:

(x) accept for exchange all the Securities validly tendered and not withdrawn pursuant to the Registered Exchange Offer and the Private Exchange; and

(y) cause the Trustee to deliver promptly to each Holder of the Initial Securities, Exchange Securities or Private Exchange Securities, as the case may be, equal in principal amount to the Initial Securities of such Holder so accepted for exchange.

The Indenture will provide that the Exchange Securities will not be subject to the transfer restrictions set forth in the Indenture and that all the Securities will vote and consent together on all matters as one class and that none of the Securities will have the right to vote or consent as a class separate from one another on any matter.

Interest on each Exchange Security and Private Exchange Security issued pursuant to the Registered Exchange Offer and in the Private Exchange will accrue from the last interest payment date on which interest was paid on the Initial Securities surrendered in exchange therefor or, if no interest has been paid on the Initial Securities, from the date of original issue of the Initial Securities (the “Issue Date”).

Each Holder participating in the Registered Exchange Offer shall be required to represent to the Company that at the time of the consummation of the Registered Exchange Offer (i) any Exchange Securities received by such Holder will be acquired in the ordinary course of its business, (ii) such Holder has no arrangements or understanding with any person to participate in the distribution of the Securities or the Exchange Securities within the meaning of the Securities Act, (iii) such Holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Securities and (v) if such Holder is a broker-dealer, that it will receive Exchange Securities for its own account in exchange for Initial Securities that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities.

Notwithstanding any other provisions hereof, the Company will ensure that (i) any Exchange Offer Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto comply in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any Exchange Offer Registration Statement and any amendment thereto do not, when they become effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of any Exchange Offer Registration Statement, and any supplement to such prospectus, do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2. Shelf Registration. If, (i) because of any change in law or in applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect a Registered Exchange Offer, as contemplated by Section 1 hereof, (ii) the Registered Exchange Offer is not consummated within 365 days of the Issue Date, (iii) any Initial Purchaser so requests with respect to the Initial Securities (or the Private Exchange Securities) not eligible to be exchanged for Exchange Securities in the Registered Exchange Offer and held by it following consummation of the Registered Exchange Offer or (iv) any Holder (other than an Exchanging Dealer) is not eligible to participate in the Registered Exchange Offer or, in the case of any Holder (other than an Exchanging Dealer) that participates in the Registered Exchange Offer, such Holder does not receive freely tradeable Exchange Securities on the date of the exchange, the Company shall take the following actions:

(a) The Company shall, at its cost, as promptly as practicable (but in no event more than 30 days after so required or requested pursuant to this Section 2) file with the Commission and thereafter shall use its reasonable best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) a registration statement (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, a “Registration Statement”) on an appropriate form under the Securities Act relating to the offer and sale of the Transfer Restricted Securities by the Holders thereof from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act (hereinafter, the “Shelf Registration”) on or prior to the 365th day following the Issue Date in the case of clauses (i) or (ii) above and on or prior to the 180th day after the date on which the Shelf Registration Statement is required to be filed in the case of clauses (iii) and (iv) above; provided, however, that no Holder (other than an Initial Purchaser) shall be entitled to have the Securities held by it covered by such Shelf Registration Statement unless such Holder agrees in writing to be bound by all the provisions of this Agreement applicable to such Holder.

(b) The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by the Holders of the relevant Securities, for a period of two years (or for such longer period if extended pursuant to Section 3(j) below) from the date of its effectiveness or such shorter period that will terminate when all the Securities covered by the Shelf Registration Statement (i) have been sold pursuant thereto or (ii) may be sold without any limitations by non-affiliates of the Company under clause (d)(1)(i) of Rule 144 under the Securities Act, or any successor rule thereof, provided, however, that the six month period shall be replaced with one year) (the “Shelf Registration Period”). The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Registration Period if it voluntarily takes any action that would result in Holders of Securities covered thereby not being able to offer and sell such Securities during that period, unless such action is required by applicable law.

(c) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause (i) the Shelf Registration Statement and any amendment thereto and any related prospectus and any supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, to comply in all material respects with the Securities Act and the rules and regulations thereunder, (ii) the Shelf Registration Statement and any amendment thereto not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (iii) the prospectus related to the Shelf Registration Statement, and any supplement to such prospectus, not to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3. Registration Procedures. In connection with any Shelf Registration contemplated by Section 2 hereof and, to the extent applicable, any Registered Exchange Offer contemplated by Section 1 hereof, the following provisions shall apply:

(a) The Company shall (i) furnish to the Representative, prior to the filing thereof with the Commission, a copy of the Registration Statement and each amendment thereof and each supplement, if any, to the prospectus included therein and, in the event that an Initial Purchaser (with respect to any portion of an unsold allotment from the original offering) is participating in the Registered Exchange Offer or the Shelf Registration Statement, the Company shall use its reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as such Initial Purchaser reasonably may propose; (ii) include the information set forth in Annex A hereto on the cover, in Annex B hereto in the “Exchange Offer Procedures” section and the “Purpose of the Exchange Offer” section and in Annex C hereto in the “Plan of Distribution” section of the prospectus forming a part of the Exchange Offer Registration Statement and include the information set forth in Annex D hereto in the Letter of Transmittal delivered pursuant to the Registered Exchange Offer; (iii) if requested by an Initial Purchaser, include the information required by Items 507 or 508 of Regulation S-K under the Securities Act, as applicable, in the prospectus forming a part of the Exchange Offer Registration Statement; (iv) include within the prospectus contained in the Exchange Offer Registration Statement a section entitled “Plan of Distribution,” reasonably acceptable to the Initial Purchasers, which shall contain a summary statement of the positions taken or policies made by the staff of the Commission with respect to the potential “underwriter” status of any broker-dealer that is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Exchange Securities received by such broker-dealer in the Registered Exchange Offer (a “Participating Broker-Dealer”), whether such positions or policies have been publicly disseminated by the staff of the Commission or such positions or policies, in the reasonable judgment of the Initial Purchasers based upon advice of counsel (which may be in-house counsel), represent the prevailing views of the staff of the Commission; and (v) in the case of a Shelf Registration Statement, include in the prospectus included in the Shelf Registration Statement (or, if permitted by Commission Rule 430B(b), in a prospectus supplement that becomes a part thereof pursuant to Commission Rule 430B(f)) that is delivered to any Holder pursuant to Section 3(d) and (f), the names of the Holders, who propose to sell Securities pursuant to the Shelf Registration Statement, as selling securityholders.

(b) The Company shall give written notice to the Representative, the Holders of the Securities proposed to be sold under the Shelf Registration Statement and any Participating Broker-Dealer from whom the Company has received prior written notice that it will be a Participating Broker-Dealer in the Registered Exchange Offer (which notice pursuant to clauses

(ii)-(v) hereof shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made):

(i) when the Registration Statement or any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, of the issuance by the Commission of a notification of objection to the use of the form on which the Registration Statement has been filed, and of the happening of any event that causes the Company to become an “ineligible issuer,” as defined in Commission Rule 405;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in the Registration Statement or the prospectus in order that the Registration Statement or the prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading.

(c) The Company shall make every reasonable effort to obtain the withdrawal at the earliest possible time, of any order suspending the effectiveness of the Registration Statement.

(d) The Company shall furnish to each Holder of Securities included within the coverage of the Shelf Registration, without charge, at least one copy of the Shelf Registration Statement and any post-effective amendment or supplement thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits thereto (including those, if any, incorporated by reference). The Company shall not, without the prior consent of the Initial Purchasers, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Commission Rule 405.

(e) The Company shall deliver to each Initial Purchaser, and to any other Holder who so requests, without charge, at least one copy of the Exchange Offer Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if any Initial Purchaser or any such Holder requests, all exhibits thereto (including those incorporated by reference).

(f) The Company shall, during the Shelf Registration Period, deliver to each Holder of Securities included within the coverage of the Shelf Registration, without charge, as many copies of the prospectus (including each preliminary prospectus) included in the Shelf Registration Statement and any amendment or supplement thereto as such person may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the prospectus or any amendment or supplement thereto by each of the selling Holders of the

Securities in connection with the offering and sale of the Securities covered by the prospectus, or any amendment or supplement thereto, included in the Shelf Registration Statement.

(g) The Company shall deliver to each Initial Purchaser, any Exchanging Dealer, any Participating Broker-Dealer and such other persons required to deliver a prospectus following the Registered Exchange Offer, without charge, as many copies of the final prospectus included in the Exchange Offer Registration Statement and any amendment or supplement thereto as such persons may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the prospectus or any amendment or supplement thereto by any Initial Purchaser, if necessary, any Participating Broker-Dealer and such other persons required to deliver a prospectus following the Registered Exchange Offer in connection with the offering and sale of the Exchange Securities covered by the prospectus, or any amendment or supplement thereto, included in such Exchange Offer Registration Statement.

(h) Prior to any public offering of the Securities, pursuant to any Registration Statement, the Company shall register or qualify or cooperate with the Holders of the Securities included therein and their respective counsel in connection with the registration or qualification of the Securities for offer and sale under the securities or “blue sky” laws of such states of the United States as any Holder of the Securities reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Securities covered by such Registration Statement; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

(i) To the extent the Securities are not in book-entry form, the Company shall cooperate with the Holders of the Securities to facilitate the timely preparation and delivery of certificates representing the Securities to be sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Holders may request a reasonable period of time prior to sales of the Securities pursuant to such Registration Statement.

(j) Upon the occurrence of any event contemplated by clauses (ii) through (v) of Section 3(b) above during the period for which the Company is required to maintain an effective Registration Statement, the Company shall promptly prepare and file a post-effective amendment to the Registration Statement or a supplement to the related prospectus and any other required document so that, as thereafter delivered to Holders of the Securities or purchasers of Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Initial Purchasers, the Holders of the Securities and any known Participating Broker-Dealer in accordance with clauses (ii) through (v) of Section 3(b) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Initial Purchasers, the Holders of the Securities and any such Participating Broker-Dealers shall suspend use of such prospectus, and the period of effectiveness of the Shelf Registration Statement provided for in Section 2(b) above and the Exchange Offer Registration Statement provided for in Section 1 above shall each be extended by the number of days from and including the date of the giving of such notice to and including the date when the Initial Purchasers, the Holders of the Securities and any known Participating Broker-Dealer shall have received such amended or supplemented prospectus pursuant to this Section 3(j). During the period during which the Company is required to maintain an effective Shelf Registration Statement pursuant to this

Agreement, the Company will prior to the three-year expiration of that Shelf Registration Statement file, and use its reasonable best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) within a period that avoids any interruption in the ability of Holders of Securities covered by the expiring Shelf Registration Statement to make registered dispositions, a new registration statement relating to the Securities, which shall be deemed the “Shelf Registration Statement” for purposes of this Agreement.

(k) Not later than the effective date of the applicable Registration Statement, the Company will provide a CUSIP number for the Initial Securities, the Exchange Securities or the Private Exchange Securities, as the case may be, and provide the Trustee with certificates for the Initial Securities, the Exchange Securities or the Private Exchange Securities, as the case may be, in a form eligible for deposit with The Depository Trust Company.

(l) The Company will comply with all rules and regulations of the Commission to the extent and so long as they are applicable to the Registered Exchange Offer or the Shelf Registration and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statement shall cover such 12-month period.

(m) The Company shall cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended, in a timely manner and containing such changes, if any, as shall be necessary for such qualification. In the event that such qualification would require the appointment of a new trustee under the Indenture, the Company shall appoint a new trustee thereunder pursuant to the applicable provisions of the Indenture.

(n) The Company may require each Holder of Securities to be sold pursuant to the Shelf Registration Statement to furnish to the Company such information regarding the Holder and the distribution of the Securities as the Company may from time to time reasonably require for inclusion in the Shelf Registration Statement, and the Company may exclude from such registration the Securities of any Holder that unreasonably fails to furnish such information within a reasonable time after receiving such request.

(o) The Company shall enter into such customary agreements (including, if requested, an underwriting agreement in customary form) and take all such other action, if any, as any Holder of the Securities shall reasonably request in order to facilitate the disposition of the Securities pursuant to any Shelf Registration.

(p) In the case of any Shelf Registration, the Company shall (i) make reasonably available for inspection by the Holders of the Securities, any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other agent retained by the Holders of the Securities or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and (ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Holders of the Securities or any such underwriter, attorney, accountant or agent in connection with the Shelf Registration Statement, in each case, as shall be reasonably necessary to enable such persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that the foregoing inspection and information gathering shall be coordinated on behalf of the Initial Purchasers by you and on behalf of the other parties, by one counsel designated by and on behalf of such other parties as described in Section 4 hereof; provided further, however, that any information that is designated in writing by the Company, in good faith, as confidential at the time of delivery of such information shall be kept confidential by the Holders or any such underwriter, attorney, accountant or other agent, unless such disclosure is made in connection with a court proceeding or required by law, or such information is or becomes available to the public generally or through a third party without, to the knowledge of any recipient of confidential information, an accompanying obligation of confidentiality or is independently developed.

(q) In the case of any Shelf Registration, the Company, if requested by any Holder of the Securities covered thereby, shall cause (i) its counsel to deliver an opinion and updates thereof and a negative assurance letter, as applicable, relating to the Securities in customary form addressed to such Holders and the managing underwriters, if any, thereof and dated, in the case of the initial opinion, the effective date of such Shelf Registration Statement (it being agreed that the matters to be covered by such opinion shall include, without limitation, the due incorporation or organization and good standing of the Company and its subsidiaries; the qualification of the Company and its subsidiaries to transact business as foreign corporations or other business entities; the due authorization, execution and delivery of the relevant agreement of the type referred to in Section 3(o) hereof; the due authorization, execution, authentication and issuance, and the validity and enforceability, of the applicable Securities; the absence of material legal or governmental proceedings involving the Company and its subsidiaries; the absence of governmental approvals required to be obtained in connection with the Shelf Registration Statement, the offering and sale of the applicable Securities, or any agreement of the type referred to in Section 3(o) hereof; the compliance as to form of such Shelf Registration Statement and any documents incorporated by reference therein and of the Indenture with the requirements of the Securities Act and the Trust Indenture Act, respectively; and it being further agreed that the matters to be covered by such negative assurance letter shall include (A) as of the date of the opinion and as of the effective date of the Shelf Registration Statement or most recent post-effective amendment thereto, as the case may be, the absence from such Shelf Registration Statement and the prospectus included therein, as then amended or supplemented, and from any documents incorporated by reference therein and (B) as of an applicable time identified by such Holders or managing underwriters, the absence from such prospectus taken together with any other documents identified by such Holders or managing underwriters, in the case of (A) and (B), of an untrue statement of a material fact or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any such incorporated documents, in the light of the circumstances existing at the time that such documents were filed with the Commission under the Exchange Act)); (ii) its officers to execute and deliver all customary documents and certificates and updates thereof requested by any underwriters of the applicable Securities and (iii) its independent public accountants and the independent public accountants with respect to any other entity for which financial information is provided in the Shelf Registration Statement to provide to the selling Holders of the applicable Securities and any underwriter therefor a comfort letter in customary form and covering matters of the type customarily covered in comfort letters in connection with primary underwritten offerings, subject to receipt of appropriate documentation as contemplated, and only if permitted, by Statement of Auditing Standards No. 72.

(r) In the case of the Registered Exchange Offer, if requested by any Initial Purchaser or any known Participating Broker-Dealer, the Company shall cause (i) its counsel to deliver to such Initial Purchaser or such Participating Broker-Dealer a signed opinion in the form set forth in Section 7(a) of the Purchase Agreement with such changes as are customary in connection with the preparation of a Registration Statement and (ii) its independent public accountants and the independent public accountants with respect to any other entity for which financial information is provided in the Registration Statement to deliver to such Initial Purchaser or such Participating Broker-Dealer a comfort letter, in customary form, meeting the requirements as to the substance thereof as set forth in Sections 7(d) of the Purchase Agreement, with appropriate date changes.

(s) If a Registered Exchange Offer or a Private Exchange is to be consummated, upon delivery of the Initial Securities by Holders to the Company (or to such other person as directed by the Company) in exchange for the Exchange Securities or the Private Exchange Securities, as the case may be, the Company shall mark, or cause to be marked, on the Initial Securities so exchanged that such Initial Securities are being cancelled in exchange for the Exchange Securities or the Private Exchange Securities, as the case may be; in no event shall the Initial Securities be marked as paid or otherwise satisfied.

(t) The Company will use its reasonable best efforts to (a) if the Initial Securities have been rated prior to the initial sale of such Initial Securities, confirm such ratings will apply to the Securities covered by a Shelf Registration Statement, or (b) if the Initial Securities were not previously rated, cause the Securities covered by a Shelf Registration Statement to be rated with the appropriate rating agencies, but in each case only if so requested by Holders of a majority in aggregate principal amount of Securities covered by such Registration Statement, or by the managing underwriters, if any.

(u) In the event that any broker-dealer registered under the Exchange Act shall underwrite any Securities or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Conduct Rules (the “Rules”) of the Financial Industry Regulatory Authority (“FINRA”)) thereof, whether as a Holder of such Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Company will assist such broker-dealer in complying with the requirements of such Rules, including, without limitation, by (i) if such Rules, including Rule 2720, shall so require, engaging a “qualified independent underwriter” (as defined in Rule 2720) to participate in the preparation of the Registration Statement relating to such Securities, to exercise usual standards of due diligence in respect thereto and, if any portion of the offering contemplated by such Registration Statement is an underwritten offering or is made through a placement or sales agent, to recommend the yield of such Securities, (ii) indemnifying any such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 5 hereof and (iii) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules.

(v) The Company shall use its reasonable best efforts to take all other steps necessary to effect the registration of the Securities covered by a Registration Statement contemplated hereby.

4. Registration Expenses. The Company shall bear all fees and expenses incurred in connection with the performance of its obligations under Sections 1 through 3 hereof (including the reasonable fees and expenses, if any, of one firm of counsel (in addition to local counsel) for the Initial Purchasers incurred in connection with the Registered Exchange Offer), whether or not the Registered Exchange Offer or a Shelf Registration is filed or becomes effective, and, in the event of a Shelf Registration, shall bear or reimburse the Holders of the Securities covered thereby for the reasonable fees and disbursements of one firm of counsel designated by the Holders of a majority in principal amount of the Initial Securities covered thereby to act as counsel for the Holders of the Initial Securities in connection therewith. Each Holder shall be responsible for paying all underwriting discounts and commissions, if any, relating to the sale or disposition of such Holder’s Securities pursuant to a Shelf Registration Statement.

5. Indemnification.

(a) The Company and each of the Guarantors, jointly and severally, agree to indemnify and hold harmless each Holder of the Securities, any Participating Broker-Dealer and each person, if any, who controls such Holder or such Participating Broker-Dealer within the meaning of the Securities Act or the Exchange Act (each Holder, any Participating Broker-Dealer and such controlling persons are referred to collectively as the “Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Securities) to which each Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus or “issuer free writing prospectus,” as defined in Commission Rule 433 (“Issuer FWP”), relating to a Shelf Registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that the Company and each Guarantor will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to a Shelf Registration in reliance upon and in conformity with written information pertaining to such Holder and furnished to the Company by or on behalf of such Holder specifically for inclusion therein.

(b) Each Holder of the Securities, severally and not jointly, will indemnify and hold harmless the Company and each Guarantor, their directors and officers and each person, if any, who controls the Company or such Guarantor within the meaning of the Securities Act or the Exchange Act from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which the Company or any such Guarantor, their directors and officers or any such controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to a Shelf Registration, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to such Holder and furnished to the Company by or on behalf of such Holder specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Company or any such Guarantor, their directors and officers or any such controlling person for any legal or other expenses reasonably incurred by the Company or any such Guarantor, their directors and officers or any such controlling person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that such Holder may otherwise have to the Company, any Guarantor, their directors and officers or any such controlling person.

(c) Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party under this Section 5 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 5 is unavailable or insufficient to hold harmless an indemnified party under subsections (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the exchange of the Securities, pursuant to the Registered Exchange Offer, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors on the one hand or such Holder or such other indemnified party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding any other provision of this Section 5(d), the Holders of the Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Holders from the sale of the Securities pursuant to a Registration Statement exceeds the amount of damages which such Holders have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this subsection (d), each person, if any, who controls such indemnified party within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as such indemnified party and each person, if any, who controls the Company or any Guarantor within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Company and the Guarantors.

(e) The agreements contained in this Section 5 shall survive the sale of the Securities pursuant to a Registration Statement and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

6. Additional Interest Under Certain Circumstances.

(a) Additional interest (the “Additional Interest”) with respect to the Initial Securities shall be assessed as follows if any of the following events occur (each such event in clauses (i) through (iii) below a “Registration Default”):

(i) If obligated to file a Shelf Registration Statement pursuant to (A) Sections 2(i)-(ii) above, the Shelf Registration Statement has not been declared effective by the Commission (or become effective automatically) on or prior to the 365th day after the Issue Date, or (B) Sections 2(iii-iv) above, the Shelf Registration Statement has not been declared effective by the Commission (or become effective automatically) on or prior to the 180th day after the date on which the Shelf Registration Statement is required to be filed;

(ii) If the Registered Exchange Offer has not been consummated on or before the 365th day after the Issue Date; or

(iii) If after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared (or becomes automatically) effective (A) such Registration Statement thereafter ceases to be effective during the periods specified in Sections 1 and 2, as applicable; or (B) such Registration Statement or the related prospectus ceases to be usable (except as permitted in subsection (b)) in connection with resales of Transfer Restricted Securities during the periods specified herein because either (1) any event occurs as a result of which the related prospectus forming part of such Registration Statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (2) it shall be necessary to amend such Registration Statement or supplement the related prospectus, to comply with the Securities Act or the Exchange Act or the respective rules thereunder, or (3) such Registration Statement is a Shelf Registration Statement that has expired before a replacement Shelf Registration Statement has become effective.

Additional Interest shall accrue on the Initial Securities over and above the interest set forth in the title of the Securities from and including the date on which any such Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured. In the event such Registration Defaults are not previously cured, all Registration Defaults shall be cured on the date that each Security is no longer a Transfer Restricted Security. The rate of the Additional Interest with respect to the Initial Securities will be 0.25% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Additional Interest rate of 1.00% per year. The Issuer will pay such Additional Interest on regular interest payment dates. Such Additional Interest will be in addition to any other interest payable from time to time with respect to the Initial Securities and the Exchange Securities. The Company will not be required to pay Additional Interest for more than one Registration Default at any given time. In addition, Holders of Exchange Securities will not be entitled to receive any Additional Interest with respect to the Exchange Securities. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate, 8.875%. The Additional Interest due pursuant to this Section 6(a) shall be the sole remedy for any Registration Default.

(b) A Registration Default referred to in Section 6(a)(iii)(B) hereof shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus if (i) such Registration Default has occurred solely as a result of (x) the filing of a post-effective amendment to such Shelf Registration Statement to incorporate annual audited financial information with respect to the Company where such post-effective amendment is not yet effective and needs to be declared effective to permit Holders to use the related prospectus or (y) other material events, with respect to the Company that would need to be described in such Shelf Registration Statement or the related prospectus and (ii) in the case of clause (y), the Company is proceeding promptly and in good faith to amend or supplement such Shelf Registration Statement and related prospectus to describe such events; provided, however, that in any case if such Registration Default occurs for a continuous period in excess of 60 days, Additional Interest shall be payable in accordance with the above paragraph from the day such Registration Default would have been deemed to occur but for this Section 6(b) until such Registration Default is cured.

(c) Any amounts of Additional Interest due pursuant to Section 6(a) above will be payable in cash on the regular interest payment dates with respect to the Initial Securities. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Initial Securities, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

(d) “Transfer Restricted Securities” means each Security until (i) the date on which such Transfer Restricted Security has been exchanged by a person other than a broker-dealer for a freely transferable Exchange Security in the Registered Exchange Offer, (ii) following the exchange by a broker-dealer in the Registered Exchange Offer of an Initial Security for an Exchange Security, the date on which such Exchange Security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Initial Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Initial Securities are distributed to the public pursuant to Rule 144 under the Securities Act or are saleable by non-affiliates of the Company pursuant to Rule 144(d)(l)(i) under the Securities Act, provided, however, that the six month period shall be replaced with one year.

7. Rules 144 and 144A. The Company shall use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the request of any Holder of Initial Securities, make publicly available other information so long as necessary to permit sales of their securities pursuant to Rules 144 and 144A. The Company covenants that it will take such further action as any Holder of Initial Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Initial Securities without registration under the Securities Act within the limitation of the exemptions provided by Rules 144 and 144A (including the requirements of Rule 144A(d)(4)). The Company will provide a copy of this Agreement to prospective purchasers of Initial Securities identified to the Company by the Initial Purchasers upon request. Upon the request of any Holder of Initial Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, nothing in this Section 7 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

8. Underwritten Registrations. If any of the Transfer Restricted Securities covered by any Shelf Registration are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Holders of a majority in aggregate principal amount of such Transfer Restricted Securities to be included in such offering.

No person may participate in any underwritten registration hereunder unless such person (i) agrees to sell such person’s Transfer Restricted Securities on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

9. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, except by the Company and the written consent of the Holders of a majority in principal amount of (or, in the case of any Additional Interest, all) the Securities affected by such amendment, modification, supplement, waiver or consent.

(b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier that guarantees overnight delivery:

(i)	if to a Holder of the Securities, at the most current address given by such Holder to the Company.

(ii)	if to the Initial Purchasers:

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Fax No.: (713) 546-5401
Attention: Sean T. Wheeler

(iii)	if to the Company:

Eclipse Resources Corporation
2121 Old Gatesburg Road, Suite 110
State College, Pennsylvania 16803
Fax No.: (408) 393-4565
Attention: Christopher K. Hulburt
Executive Vice President , Secretary and General Counsel

with a copy to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Fax No.: (214) 855-8200
Attention: Glen J. Hettinger

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient’s facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

Unless otherwise indicated, all references herein to “days” are to calendar days.

(c) No Inconsistent Agreements. The Company has not, as of the date hereof, entered into, nor shall it, on or after the date hereof, enter into, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders herein or otherwise conflicts with the provisions hereof.

(d) Successors and Assigns. This Agreement shall be binding upon the Issuer, the Guarantors and their respective successors and assigns.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(h) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(i) Securities Held by the Company. Whenever the consent or approval of Holders of a specified percentage of principal amount of Securities is required hereunder, Securities held by the Company or its affiliates (other than subsequent Holders of Securities if such subsequent Holders are deemed to be affiliates solely by reason of their holdings of such Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(j) Submission to Jurisdiction. By the execution and delivery of this Agreement, the Issuer and each Guarantor submit to the nonexclusive jurisdiction of any competent federal or state court in the City and State of New York in any suit or proceeding arising out of or relating to this Agreement or brought under federal or state securities laws.

[Signature pages follow.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the several Initial Purchasers, the Issuer and the Guarantors in accordance with its terms.

Very truly yours,

ECLIPSE RESOURCES CORPORATION

By:
Name: Benjamin W. Hulburt Title: Chairman, President and Chief Executive Officer

ECLIPSE GP, LLC ECLIPSE RESOURCES I, LP ECLIPSE RESOURCES OPERATING, LLC ECLIPSE RESOURCES—OHIO, LLC BUCKEYE MINERALS & ROYALTIES, LLC ECLIPSE RESOURCES MIDSTREAM, LP ECLIPSE RESOURCES MARKETING, LP

By:
Name: Benjamin W. Hulburt Title: President and Chief Executive Officer

Signature Page to Registration Rights Agreement

The foregoing Registration Rights Agreement is hereby

confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:
Name: Title:

By:
Name: Title:

on behalf of itself and as representative of the Initial Purchasers

ANNEX A

Each broker-dealer that receives Exchange Securities for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Initial Securities where such Initial Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the effective date of the Exchange Offer Registration Statement, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Annex A-1

ANNEX B

Each broker-dealer that receives Exchange Securities for its own account in exchange for Securities, where such Initial Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See “Plan of Distribution.”

Annex B-1

ANNEX C

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Securities for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Initial Securities where such Initial Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the effective date of the Exchange Offer Registration Statement, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 20     (90 days after the consummation of the Registered Exchange Offer), all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the Exchange Offer Registration Statement, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as provided in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Annex C-1

ANNEX D

☐ CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:
Address:

If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Securities. If the undersigned is a broker-dealer that will receive Exchange Securities for its own account in exchange for Initial Securities that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Securities; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Annex D-1

ANNEX C

FORM OF NORTON ROSE FULBRIGHT US LLP OPINION

Norton Rose Fulbright US LLP (a member of Norton Rose Fulbright), counsel for the Company, shall have furnished to the Initial Purchasers its written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect that (subject to customary assumptions, exceptions, limitations and qualifications):

(i) Organization and Good Standing. Each of the Eclipse Entities is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of Delaware, with full corporate, partnership or limited liability company power and authority, as applicable, to own or lease, as the case may be, and to operate its properties and conduct its business in all material respects as described in the Pricing Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction set forth in Schedule II (such opinions with respect to valid existence, good standing, and due qualification to be based solely on governmental certificates dated as of a recent date).

(ii) Ownership of Guarantors. All of the outstanding limited liability company interests or partnership interests in each Guarantor have been duly and validly authorized and issued and are fully paid (to the extent required under the applicable Guarantor Organizational Documents) and nonassessable (except (i) in the case of an interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA and (ii) in the case of an interest in a Delaware limited partnership, as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); except as described in the Pricing Disclosure Package and the Final Memorandum, all the outstanding limited liability company or partnership interests in the Guarantors are owned by the Company, directly or indirectly and, to the knowledge of such counsel based solely on a review of financing statements on file in the Office of the Secretary of State of the State of Delaware pursuant to the Uniform Commercial Code of the State of Delaware naming an Eclipse Entity as a “debtor”, and except for such liens under the Credit Agreement, free and clear of any liens.

(iii) Preemptive Rights. Except as set forth in the Pricing Disclosure Package and the Final Memorandum (A) no options, warrants or preemptive or other rights to purchase from any of the Eclipse Entities shares of capital stock, limited liability company interests or partnership interests in any of the Eclipse Entities are outstanding, (B) no agreements or other obligations to issue, or other rights to convert, any obligation into, or exchange any securities for, shares of capital stock, limited liability company interests or partnership interests in any of the Eclipse Entities are outstanding and (C) no holder of securities of any of the Eclipse Entities is entitled to have such securities registered under a registration statement filed by the Company pursuant to the Registration Rights Agreement.

(iv) Power and Authority. Each of the Eclipse Entities has all requisite corporate, partnership or limited liability company power and authority, as applicable, to execute, deliver and perform each of its obligations under the Indenture, the Notes, the Exchange Notes, the Guarantees and the Exchange Guarantees.

(v) Indenture. The Indenture conforms in all material respects to the requirements of the TIA and has been duly authorized, executed and delivered by each of the Eclipse Entities and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes the valid and legally binding agreement of each of the Eclipse Entities, enforceable against each of the Eclipse Entities in accordance with its terms, subject to the Enforceability Exceptions.

(vi) Notes. The Notes are in the form contemplated by the Indenture. The Notes have each been duly and validly authorized by the Company for issuance and sale to the Initial Purchasers and, when duly executed and delivered by the Company and paid for by the Initial Purchasers in accordance with the terms of this Agreement (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(vii) Guarantees. The Guarantees have each been duly and validly authorized by each of the Guarantors and, when the Notes has been duly issued, executed, authenticated and delivered as provided in the Indenture and the Notes have been paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute the valid and legally binding obligations of each of the Guarantors, entitled to the benefits of the Indenture, and enforceable against each of the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(viii) Exchange Notes. The Exchange Notes have been duly and validly authorized for issuance by the Company and, when the Exchange Notes are duly executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange Notes by the Trustee in accordance with the Indenture), will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(ix) Exchange Guarantees. The Exchange Guarantees have been duly and validly authorized by each of the Guarantors and, when the Exchange Notes are duly issued, executed, authenticated and delivered in accordance with the terms of the Indenture and the Registration Rights Agreement, will constitute the valid and legally binding obligations of each of the Guarantors, entitled to the benefits of the Indenture, and enforceable against each of the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(x) Purchase Agreement. Each of the Eclipse Entities has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; this Agreement and the consummation by the Eclipse Entities of the transactions contemplated hereby have been duly and validly authorized by each of the Eclipse Entities. This Agreement has been duly executed and delivered by each of the Eclipse Entities.

(xi) Registration Rights Agreement. Each of the Eclipse Entities has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Registration Rights Agreement; the Registration Rights Agreement has been duly and validly authorized by each of the Eclipse Entities and, when duly executed and delivered by the Eclipse Entities (assuming due authorization, execution and delivery thereof by the Initial Purchasers), will constitute the valid and legally binding agreement of the Eclipse Entities, enforceable against the Eclipse Entities in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(xii) Legal Proceedings. No legal or governmental proceedings are pending or, to the knowledge of such counsel, threatened to which any of the Eclipse Entities is a party or to which the property or assets of any of the Eclipse Entities is subject that, if determined adversely to the Eclipse Entities, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Pricing Disclosure Package and the Final Memorandum under the caption “Use of Proceeds.”

(xiii) No Conflicts. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes by the Company and the issuance of the Guarantees by the Guarantors) will not constitute or result in a breach or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any agreement or instrument filed by the Company as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to such fiscal year end, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of each of the Eclipse Entities, or (iii) (assuming compliance with all applicable federal and state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof and the Initial Purchasers’ compliance with such section) the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, the laws of the State of New York, or United States federal law, or any judgment, decree, or order known to such counsel to be applicable to any of the Eclipse Entities or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(xiv) No Consents. No consent, approval, authorization or order of any governmental authority is required for the issuance and sale of the Notes by the Company and the issuance of the Guarantees by the Guarantors or the consummation by the Eclipse Entities of the other transactions contemplated hereby, except (i) such as may be required under Blue Sky laws, as to which such counsel need express no opinion, (ii) those which have previously been obtained, (iii) those of a routine or administrative nature; (iii) those not customarily obtained or made prior to the consummation of transactions such as those contemplated by this Agreement, and (iv) such consents, approvals, authorizations or orders that, if not obtained, would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement in connection with the issuance and sale of the Notes by the Company.

(xv) Accuracy of Statements. The Transaction Documents conform in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Final Memorandum. The statements included in the Pricing Disclosure Package and the Final Memorandum under the headings “Description of the Notes,” “Exchange Offer; Registration Rights” and “Certain Material U.S. Federal Income Tax Consequences” insofar as they constitute descriptions of agreements or refer to statements of law or legal conclusions, are accurate in all material respects.

(xvi) Investment Company. None of the Eclipse Entities is, or immediately after the sale of the Notes to be sold hereunder and the application of the proceeds from such sale (as described in the Pricing Disclosure Package and the Final Memorandum under the caption “Use of Proceeds”) will be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xvii) No Registration. No registration under the Act of the Notes is required in connection with the issuance and sale of the Notes by the Company or the issuance of the Guarantees by the Guarantors as contemplated by this Agreement and the Pricing Disclosure Package and the Final Memorandum or in connection with the initial resale of the Notes by the Initial Purchasers in accordance with Section 8 of this Agreement, and prior to the commencement of the Exchange Offer (as defined in the Registration Rights Agreement) or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), the Indenture is not required to be qualified under the TIA, in each case assuming (i) (A) that the purchasers who buy such Notes in the initial resale thereof are qualified institutional buyers as defined in Rule 144A promulgated under the Act (“QIBs”) or (B) that the offer or sale of the Notes is made in an offshore transaction as defined in Regulation S, (ii) the accuracy of the representations of the Eclipse Entities and Initial Purchasers contained in this Agreement and (iii) the due performance by the Initial Purchasers of the agreements set forth in Section 8 hereof.

(xviii) Incorporated Documents. The documents incorporated by reference in each of the Pricing Disclosure Package and the Final Memorandum (other than the financial statements and schedules and statistical, financial, accounting and reserve information or reports contained therein or omitted therefrom), appeared on their face to comply as to form in all material respects with the requirements of the Act or the Exchange Act and the rules and regulations of the Commission thereunder, as applicable.

ANNEX D

FORM OF NORTON ROSE FULBRIGHT US LLP NEGATIVE ASSURANCE LETTER

Norton Rose Fulbright US LLP, counsel for the Company, shall have furnished to the Initial Purchasers a negative assurance letter, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect that:

Norton Rose Fulbright US LLP shall additionally state that it has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, representatives of the Initial Purchasers and counsel for the Initial Purchasers, at which conferences the contents of the Pricing Disclosure Package and the Final Memorandum and related matters were discussed, and, although there is no assurance that all material facts were disclosed to it or that its familiarity with the Company is such that it would have necessarily recognized the materiality of such facts as were disclosed to it, and it has not independently verified and is not passing upon and assumes no responsibility for the accuracy, completeness or fairness of the statements contained in the Pricing Disclosure Package or the Final Memorandum, no facts have come to its attention which lead it to believe that the Pricing Disclosure Package, as of the Time of Execution, or that the Final Memorandum, as of its date or at the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (it being understood that such firm need express no view or belief with respect to any financial statements and related notes thereto or any auditor’s report thereon, financial schedules, or any other financial, accounting, reserve data or reports included or incorporated by reference in the Pricing Disclosure Package or the Final Memorandum or omitted therefrom).